Exhibit 4.18

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

SUPPLEMENT TO DISTRIBUTION AGREEMENT

This is a SUPPLEMENT to the NON-EXCLUSIVE DISTRIBUTOR AGREEMENT dated July 27, 2010 (“the Agreement”) between ALPHA & OMEGA SEMICONDUCTOR (HONG KONG) LIMITED (the “AOS” or “Company”) and FRONTEK TECHNOLOGY CORPORATION (the “Distributor”). All expressions not defined here shall have the same meaning as they have in the Agreement. Except to the extent modified by this Supplement, all provisions of the Agreement shall remain in effect. In the event of any conflict or inconsistency between the terms and conditions of this SUPPLEMENT and the Agreement, the terms of this SUPPLEMENT shall prevail. The parties agree that the follows supplement to the Agreement:

Ship & Debit Program:

1)	All orders shall be placed according to the current applicable price book until another version of AOS price book is released;

2)	Key Account Ship & Debit – Key Accounts refer to those end-customers designated and approved by the Company. The profit margin by Key Account is pre-approved on the Key Account Rebate Form. Ship-Debit Note will be submitted by the Distributor and AOS will provide a SDN #. “Ship-Debit Note” MUST BE APPROVED BY AOS IN ADVANCE AND BEFORE ANY SHIPMENT. CREDIT NOTE WILL BE ISSUED BASED ON SDN #.

3)	Non-Key Account – AOS will process the Non-Key Account claim on a case by case basis. A “Ship-Debit Note” will be submitted by the Distributor and AOS will provide a SDN #. “Ship-Debit Note” MUST BE APPROVED BY AOS IN ADVANCE AND BEFORE ANY SHIPMENT. CREDIT NOTE WILL BE ISSUED BASED ON SDN #.

4)	Ship & Debit rebate shall be claimed on a monthly basis.

5)	Ship & Debit claim must be submitted after the completion of POS reconciliation by the Distributor. No claim will be accepted before the POS reconciliation is completed by the Distributor and reviewed by AOS.

6)	Credit note will be issued within 10 working days after COMPLETE and ACCURATE claim documents are received by the Company from the Distributor (documents include, but not limited to, POS data and the related supporting documents such as end-customer PO, invoice, and packing list).

Stock Rotation Program:

1)	Stock Rotation is granted on a three-month period basis, where the third month of three-month period is the month prior to quarter-end month (e.g. March, April and May). Stock Rotation claim must be filed within one month after the three-month period.

2)	Stock Rotation dollar amount is limited up to [***] guarantee and [***] AOS discretionary of net billings for the current three-month period.

3)	The look back period is the six months from the last day of the current three-month period (e.g. the look back period for stock rotation for the three-month period ended May 31, 2010 is from December 1, 2009 to May 31, 2010).

4)	The Distributor can elect to rotate any of its inventories with ship-in date in the look back period.

***CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION***

5)	Stock Rotation will only be granted when a NONCANCELLABLE REPLACEMENT ORDER with equal or higher dollar amount is placed with AOS at the same time of the Stock Rotation.

ALPHA & OMEGA SEMICONDUCTOR (HONG KONG) LIMITED		FRONTEK TECHNOLOGY CORPORATION

Signature:	/s/ Phil Lee	Signature:	/s/ Louis Chang

Title:	General Manager	Title:	Vice President

Date:	July 27, 2010	Date:	July 27, 2010